Exhibit 6.15

SETTLEMENT AGREEMENT

This Settlement Agreement is entered into as of July ___, 2020 (the “Effective Date”) (this “Agreement”), among LivFree Wellness, LLC, a Nevada limited liability company (“LivFree”), MM Development Company, Inc., a Nevada corporation, (“MM”); ETW Management Group LLC, Global Harmony LLC, Just Quality, LLC, Libra Wellness Center, LLC, Rombough Real Estate, Inc., and Zion Gardens LLC, (collectively the “ETW Plaintiffs”); Nevada Wellness Center, LLC, a Nevada limited liability company (“NWC”); Qualcan, LLC, a Nevada limited liability company (“Qualcan”) (collectively, “Settling Plaintiffs” or individually, a “Settling Plaintiff”); Lone Mountain Partners, LLC, a Nevada limited liability company (“Lone Mountain”); Nevada Organic Remedies, LLC, a Nevada limited liability company (“NOR”); Greenmart of Nevada NLV, LLC, a Nevada limited liability company (“GreenMart”); Helping Hands Wellness Center, Inc., a Nevada corporation (“Helping Hands”); CPCM Holdings, LLC, a Nevada limited liability company, Cheyenne Medical, LLC, a Nevada limited liability company, and Commerce Park Medical, LLC, a Nevada limited liability company (collectively “Thrive”); and the State of Nevada, Department of Taxation (“DOT”) (collectively “Settling Defendants” or individually, a “Settling Defendant”).

RECITALS

A.	LivFree, MM, ETW Plaintiffs, NWC, Qualcan, Lone Mountain, NOR, GreenMart, Helping Hands, Thrive, and the DOT (collectively the “Settling Parties” and individually, a “Settling Party”) are all parties to a consolidated lawsuit pending in the District Court, Clark County, Nevada, as Case No. A-19-787004-B (the “Lawsuit”).

B.	Within the Lawsuit there are claims and counterclaims relating to the disputes at issue in the Lawsuit (the “Disputes”).

C.	The parties want to compromise and settle the Disputes in the Lawsuit by dismissing the claims in the Lawsuit by and between the Settling Parties, each Settling Party to bear its own costs and attorneys’ fees, and to exchange mutual releases as provided in this Agreement.

NOW THEREFORE the Settling Parties agree:

DESCRIPTION OF TRANSFERS AND ISSUANCES OF LICENSES

1. The Settling Defendants hereby assign (subject to DOT and/or Cannabis Compliance Board (“CCB”) approval) all rights, interest and title in the various Nevada retail marijuana dispensary conditional licenses (the “Conditionally Approved Licenses”) to other entities as set forth below provided that each of the conditions set forth in this Agreement, including those set forth in Paragraphs 5-8 hereof, shall first be fulfilled:

Lone Mountain hereby assigns 1 City of Las Vegas conditional license to Qualcan;

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Lone Mountain hereby assigns 1 Washoe County – City of Reno conditional license, 1 Lincoln County conditional license, 1 Esmerelda conditional license, and 1 Eureka County conditional license to ETW Plaintiffs;
Helping Hands hereby assigns 1 Unincorporated Clark County conditional license to LivFree;
NOR hereby assigns 1 Unincorporated Clark County conditional license to MM;
NOR hereby assigns 1 Carson City conditional license to Qualcan;
GreenMart hereby assigns 1 Unincorporated Clark County conditional license to NWC;
Thrive hereby assigns 1 Clark County – City of Henderson conditional license (RD266) to ETW Management or a related-entity designee; and
Lone Mountain hereby assigns 1 Douglas County conditional license to Thrive[1].

2. LivFree Henderson. To fully resolve the potential MM and LivFree appeals, the DOT and/or CCB agrees to issue a conditional Henderson license to LivFree and LivFree agrees that it will hold such license in abeyance (the “Limited Henderson License”) until such time as both of the following two conditions are satisfied and provided that no Settling Party has exercised the “put option” described below: (1) the Henderson moratorium and/or restriction on the opening of additional adult-use cannabis establishments (the “Henderson Moratorium”) is lifted; AND (2) the issuance of a final inspection certificate for this Henderson license does not require the DOT and/or CCB to exceed the current cap for Clark County licenses (presently 80 licenses) or any adjusted cap for Clark County licenses. Nothing herein shall be construed to excuse or eliminate any and all requirements or duties that LivFree is or maybe required to fulfill under state or local law pertaining to the Henderson conditional license in the event that conditions precedent 1 and 2 are fulfilled. Nothing in this Paragraph 2 shall prevent any Settling Parties issued conditional licenses in the City of Henderson from perfecting those conditional licenses if the Henderson Moratorium is lifted.

LivFree expressly does not commit to undertake any efforts to eliminate the existing Henderson Moratorium and, in fact, expressly reserves the right to undertake lobbying efforts to preserve any Henderson Moratorium, provided, however, that LivFree shall not seek any legal action to prevent the Henderson Moratorium from being lifted or seeking its continuance. Further, LivFree shall not engage in any tortious interference with any Settling Parties’ ability to perfect any Henderson license and/or to receive the issuance of a final inspection certificate from both the City of Henderson and the State of Nevada (CCB). LivFree agrees that the existing Henderson Moratorium applies to the Henderson conditional license issued to LivFree hereunder (but does not apply to LivFree’s existing operational Henderson dispensary license). To assist the DOT and/or CCB in reducing any potential issues with the current cap for Clark County licenses, LivFree agrees that, for a period of 5 years (the “Option Period”) following execution of this Agreement, it will pay $250,000, or any other price on which the parties are able to agree, to purchase one Henderson conditional licenses. No such Settling Defendant shall have any obligation whatsoever to sell LivFree any such Henderson conditional licenses and nothing in this Agreement should be construed as any indication that the DOT and/or CCB is suggesting that any Settling Defendant should exercise this “put option.” However, LivFree agrees that any Settling Defendant, at their respective option (not obligation) and in their sole and unfettered discretion, shall have a “put option” to sell to LivFree, and LivFree shall have the obligation to purchase, one such license from any Settling Defendant, whichever decides to exercise the option first (if at all), for $250,000, or any other price on which the parties are able to agree, during the Option Period.

1 Lone Mountain agrees that, subject to agreement to final terms by all parties to the Lawsuit, it will contribute its remaining Lander County, Mineral County, and White Pine County conditional licenses to a Global Settlement.

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Nothing in this Paragraph 2 shall be construed to (a) prevent or limit any Settling Defendant’s ability to operate the conditional Henderson licenses during the Option Period, (b) prevent or limit any Settling Defendant’s ability to sell, assign, or otherwise transfer any Henderson conditional licenses during the Option Period to any other party at any time and upon any such terms as such Settling Defendant may agree, and (c) apply to any other licenses held by any affiliate of any Settling Defendant. Further, LivFree and DOT and/or CCB agree that the grant of any “put option” pursuant to this Paragraph 2 shall not constitute the creation of an “interest” (ownership or otherwise) in the Henderson conditional licenses for LivFree.

If LivFree acquires one of the conditional licenses through the exercise of the “put option”, LivFree agrees that it will surrender either the Limited Henderson License or the license acquired through the “put option” (at LivFree’s discretion to determine which of those options it will choose) to allow the DOT and/or CCB to reduce the existing or any future cap on total Clark County licenses. In no event shall LivFree have two additional Henderson conditional licenses by getting one directly or indirectly through this settlement (or any further settlement of the Lawsuit) and another through an exercise of the “put option”, in addition to the already existing LivFree Henderson license.

In the event that the pre-condition of lifting the Henderson moratorium occurs and LivFree is not able to exercise in good faith the “put option”, LivFree agrees to remain solely responsible for any and all local government and county approvals necessary for the CCB to reallocate a license which was not applied for during the September 2018 retail marijuana store competition.

3. All licensees described in this Agreement must be in good standing.

4. No license transfer pursuant to this Agreement can create a monopoly, as prohibited in NRS 678B.230 and NRS 678B.270.

DISSOLUTION OF BOND AND INJUNCTION

5. As a condition and term of this settlement, within 2 business days of the execution of this Agreement by all Parties, Settling Plaintiffs shall file a motion for a return of the cash bond that they have posted and seek an order shortening time. Contemporaneously, Settling Plaintiffs will withdraw the pending Motion for Case Terminating Sanctions filed against the DOT seeking to strike its Answer to the Lawsuit.

6. As a condition and term of this settlement, the CCB agrees to make a good faith effort to expedite and process GreenMart’s previously submitted Change of Ownership request for transfer of interests and/or ownership (“CHOW”) .

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7. As a condition and term of this settlement, DOT will notify the Court and will file an appropriate Motion on OST in the Lawsuit informing the Court that it has determined that Lone Mountain, NOR, GreenMart, and Helping Hands (each, a “Tier 3 Party”) have satisfied the DOT that each such Settling Defendant provided the information necessary in their respective applications to allow the DOT and/or CCB to conduct all necessary background checks and related actions and that Lone Mountain, NOR, GreenMart, and Helping Hands are being reassigned to Tier 2 status in the Lawsuit for purposes of the Preliminary Injunction or any other injunction that may be issued in the Lawsuit or any related proceedings. The Motion to be filed by DOT will indicate the DOT’s approval of the applications of the previously designated Tier 3 Defendant Intervenors and that final inspections may be completed for any establishments owned by Lone Mountain, NOR, GreenMart, and Helping Hands. All Parties will join in the DOT’s Motion. The reassignment of the settling Tier 3 parties into Tier 2, is a material condition of this Agreement and a material condition and requirement for the assignments contained in Paragraph 1. In the event that a Tier 3 Party is prevented or precluded reassignment to Tier 2 or otherwise remains enjoined from perfecting its conditional licenses for any reason, whether by a court, another party to the Lawsuit, any third party, or otherwise, the assignments of conditional licenses identified in Paragraph 1 shall be void and of no effect, with title to the licenses identified in Paragraph 1 to remain with the transferring party and this Agreement shall be terminated without any further force or effect. In such instance, the DOT and/or CCB (or successor entity, as appropriate) and the proposed assignee shall perform all actions and execute all documents to ensure that such licenses remain with the affected transferring party.

TIMING OF TRANSFERS

8. As a condition and term of this settlement, after the conditions precedent in Paragraphs 57 are met, the CCB agrees to make a good faith effort to expedite any and all CHOW requests for the transfer of licenses from existing licensee to another existing licensee as set forth in Paragraph 1 above. The CCB agrees that it will make a good faith effort to expedite and process all CHOWs after submission thereof. For purposes of approving the transfers, LivFree, MM, ETW Plaintiffs, NWC, Qualcan, and Thrive were previously and are currently approved by the DOT as owners and operators of medical and retail marijuana dispensary licenses in the state of Nevada. In compliance with NRS/NAC 453D, these parties have operated retail marijuana dispensaries without any suspensions or revocations of those licenses. Any delays in approvals of the CHOWs due to no fault of transferor shall not be deemed a breach of this Agreement.

RELEASES AND DISMISSALS

9. As a condition and term of this settlement, within two business days after the conditions precedent in Paragraphs 5-8 are met, the parties will execute mutual releases in the form attached hereto as Exhibit B, with each party to bear its own costs and attorneys’ fees.

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10. As a condition and term of this settlement, within two business days after the conditions precedent in Paragraphs 5-8 are met, Settling Plaintiffs shall move to dismiss any and all claims in the cases listed below (the “Dismissed Claims”):

a.	MM Development/LivFree action (Case No. A-18-785818-W);[2]

b.	In Re: DOT Litigation (A-19-787004-B);

c.	Nevada Wellness Center action (A-19-787540-W);[3]

d.	Qualcan action (A-19-801416-B).

Settling Plaintiffs will dismiss the Dismissed Claims with prejudice against each Settling Party hereto, as applicable, and without costs or fees to or from any such Settling Party, Settling Defendants reserve their rights to seek fees and costs from any Non-Settling Plaintiff (as defined below) in the Lawsuit.

11. LivFree/MM agree to stipulate with the DOT to dismiss the pending writ petition regarding the cell phone of Rino Tenorio (Supreme Court Case No. 79825).

12. MM Development, Nevada Wellness Center, and Liv Free agree to relinquish any and all administrative appeals to DOT and CCB which they may have or have arising out of the September 2018 retail marijuana store competition.

CONTINUED PARTICIPATION BY SETTLING PLAINTIFFS

13. Further, upon the execution of this Agreement, the Settling Plaintiffs will file a Motion to Intervene as Defendants/Intervenors in the Lawsuit and participate in the Lawsuit in good faith and shall use best efforts to defend against the Lawsuit.

14. If any Settling Party settles any other matter related to the Lawsuit (each, a “Future Settlement”), every other Settling Party shall be included as released parties in such Future Settlement on the same release terms and conditions as set forth herein; provided, however, that any Settling Party receiving such release shall bear its own costs and attorneys’ fees with respect thereto as provided in this Agreement.

ADDITIONAL TERMS RELATING TO LICENSES AND TRANSFERS

15. As a condition and term of this settlement, the CCB agrees to make a good faith effort to expedite and process:

a.	a CHOW to be filed by Helping Hands;

b.	any CHOW submitted by NOR with respect to its licenses as the expedited handling of such CHOW requests may be necessary under the pending Companies’ Creditors Arrangement Act proceeding involving NOR’s parent company;

c.	a CHOW to be submitted by Lone Mountain; and

d.	any CHOW to be submitted by MM with respect to the transfer of cultivation and production licenses (medical and recreational) from West Coast Development Nevada, LLC.

16. DOT and/or CCB further agrees to perform final inspections on an expedited time period – within 5 business days of the request for inspection – for the new locations for the conditional licenses for the NOR proposed dispensary in Reno, NV and the MM proposed dispensary in Unincorporated Clark County, and any and all of Thrive’s conditional licenses to be designated by Thrive.

2 However, MM will not dismiss its counterclaims against D.H. Flamingo in the associated cases.

3 NWC’s claims against Defendant Jorge Pupo will remain and not be dismissed as a result of this settlement.

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17. DOT and/or CCB agrees to, in good faith, expedite the processing of Thrive’s pending Change of Location Request for its Unincorporated Clark County license (RD263).

18. DOT and/or CCB agrees that all parties to this Agreement shall receive a fourteen (14)month extension of the current deadline of December 5, 2020 to February 5, 2022, for conditional licensees to obtain final inspections and approval from DOT and/or CCB on any and all conditional licenses received and that comparable extensions shall be extended to other parties that settle claims in this Lawsuit with the DOT and/or CCB. Notwithstanding the foregoing, for any jurisdiction that currently has a moratorium on new adult-use cannabis establishments (including but not limited to the City of Henderson, Douglas County, and the City of Reno), DOT and/or CCB agrees to extend the deadline for any Settling Party to obtain final inspections and approval from DOT and/or CCB on any and all conditional licenses in such jurisdiction for a period of fourteen (14) months after the date any moratorium is lifted in such jurisdiction.

19. LivFree agrees to reimburse Helping Hands for its expenses, through January 31, 2020 totaling $890,000, related to building out the designated location at 8605 S. Eastern Ave., Las Vegas, NV 89123 for the Unincorporated Clark County license. Payment of the $890,000 by LivFree is contingent upon approval of a special use permit (“SUP”) for this location by the Clark County Commission and will be made no later than 10 business days after final approval of the SUP. LivFree will submit the application for the SUP in good faith no later than forty-five (45) days following the Effective Date or 45 days after the conclusion of trial, whichever is later. Helping Hands makes no representations or warranties regarding the SUP for the Eastern location. If Clark County does not approve the SUP for such location on or before March 31, 2021, LivFree may request a SUP at a different location and would not be required to pay Helping Hands $890,000.

20. LivFree agrees to assume the lease, attached hereto as Exhibit A, for the premises located at 8605 S. Eastern Ave., Las Vegas, NV 89123 upon receipt of an estoppel certificate executed by the landlord. Assumption of the lease by LivFree is contingent upon approval of a SUP for this location by the Clark County Commission and will be made no later than 10 business days after final approval of the SUP. Helping Hands will remain liable for lease payments until LivFree assumes the lease and LivFree will have no liability on the lease if the SUP is not approved.

21. LivFree agrees to pay to Thrive the amount of $400,000 and Helping Hands agrees to pay to Thrive the amount of $100,000 upon approval of the transfer of the Thrive conditional license as set forth in paragraph 1 of this Agreement. LivFree and Helping Hands agree to cooperate with Thrive to report the payment set out in this Paragraph in the most tax-advantaged way to Thrive and its affiliates.

REPRESENTATIONS AND WARRANTIES

22. In the event that the DOT is no longer responsible for performing any of the conditions and/or requirements in this Agreement, then the entity that is responsible for performing such duties (e.g., the CCB or any related entity) shall be subject to the conditions and requirements provided in this Agreement. The State of Nevada, DOT represents and warrants that it has authority to sign this Agreement and bind the CCB.

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23. Lone Mountain represents and warrants that it has full and complete control to assign the conditional licenses it was awarded, that there are no ownership disputes and Lone Mountain shall indemnify, defend and hold settling parties harmless from any and all costs, damages, fees (including attorneys’ fees) or liability claimed by the entity claiming an ownership interest in the Lone Mountain conditional licenses being transferred for only up to the time when the license transfer is completed. Lone Mountain is not responsible for securing any ownership transfer approvals from the DOT or CCB for any license Lone Mountain transfers hereunder. The designated assignee of the Lone Mountain conditional license will be responsible for all costs associated with the ownership transfer applications with the state and any local jurisdiction (including any costs incurred by Lone Mountain). Nothing contained herein shall limit, waive, or revoke the DOT’s or CCB’s rights, powers, or duties under Nevada Administrative Code 453D.312.

24. NOR represents and warrants that it has full and complete control to assign the conditional licenses it was awarded, that there are no ownership disputes or any persons claiming to have an interest in the conditional license being transferred and NOR shall indemnify, defend and hold settling parties harmless from any and all costs, damages, fees (including attorneys’ fees) or liability claimed by any person or entity claiming an ownership interest in any of the NOR conditional licenses. NOR is not responsible for securing any ownership transfer approvals from the DOT or CCB for any license NOR transfers hereunder. The designated plaintiff assignee of any NOR conditional license will be responsible for all costs associated with the ownership transfer applications with the state and any local jurisdiction (including any costs incurred by NOR). NOR represents and warrants that any pending legal proceedings involving its Parent Company in Canada do not affect its ability to transfer the above licenses. Nothing contained herein shall limit, waive, or revoke the DOT’s or CCB’s rights, powers, or duties under Nevada Administrative Code 453D.312.

25. GreenMart represents and warrants that it has full and complete control to assign the conditional licenses it was awarded, that there are no ownership disputes and GreenMart shall indemnify, defend and hold the Settling Party to which GreenMart’s Clark County license is transferred hereunder (i.e, NWC) harmless from any and all costs, damages, fees (including attorneys’ fees) or liability claimed by the entity claiming an ownership interest in the Greenmart conditional licenses being transferred for only up to the time when the license transfer is completed. GreenMart is not responsible for securing any ownership transfer approvals from the DOT or CCB for any license GreenMart transfers hereunder. The designated plaintiff assignee of the GreenMart conditional license will be responsible for all costs associated with the ownership transfer applications with the state and any local jurisdiction (including any costs incurred by GreenMart). Nothing contained herein shall limit, waive, or revoke the DOT’s or CCB’s rights, powers, or duties under Nevada Administrative Code 453D.312.

26. Helping Hands represents and warrants that it has full and complete control to assign the conditional licenses it was awarded, that there are no ownership disputes or any persons claiming to have an interest in the conditional license being transferred and Helping Hands shall indemnify, defend and hold settling parties harmless from any and all costs, damages, fees (including attorneys’ fees) or liability claimed by any person or entity claiming an ownership interest in any of the Helping Hands conditional licenses. Nothing contained herein shall limit, waive, or revoke the DOT’s or CCB’s rights, powers, or duties under Nevada Administrative Code 453D.312.

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27. Thrive represents and warrants that it has full and complete control to assign the conditional license it was awarded, that there are no ownership disputes and Thrive shall indemnify, defend and hold settling parties harmless from any and all costs, damages, fees (including attorneys’ fees) or liability claimed by the entity claiming an ownership interest in the Thrive conditional license being transferred for only up to the time when the license transfer is completed. Nothing contained herein shall limit, waive, or revoke the DOT’s or CCB’s rights, powers, or duties under Nevada Administrative Code 453D.312.

28. Each of the Settling Parties hereto represent and warrant that they have had an adequate opportunity to seek and receive legal advice and counsel from an attorney of their choice regarding the content and effect of this Agreement, have actually received such counsel and advice as they deem prudent to receive in these circumstances, have read this Agreement in its entirety, understand all provisions of this Agreement and their import and effect, and enter into and execute this Agreement freely and voluntarily.

29. Each of the Settling Parties warrant and represent there are no other agreements made between any Settling Plaintiffs and any Settling Defendants involving conditions related to the transfer of any conditional licenses or related to any marijuana consumption lounges in the State of Nevada.

OTHER TERMS

30. The CCB agrees to recommend an industry funded study to the Cannabis Advisory Commission, a duly authorized public body pursuant to NRS 678A.300 and NRS 678A.310, to gather information and make recommendations to the CCB on the following matters: (1) what are reasonable additional actions, if any, can be taken to deter black-market sales; (2) analysis of adequacy of number and commercial need for additional marijuana licenses, if any, to serve the citizens of Nevada, including consideration of minority access to licensure, (3) recommendations of changes, if any, relating to state and local fees and taxation of the marijuana industry, and (4) analysis of adequacy of safeguards to protect minors.

31. Purpose of Compromise and Settlement. The parties have each entered into this Agreement solely for the purpose of settling and compromising the Disputes and the Lawsuit and nothing contained in this Agreement or its performance shall be deemed to be an admission or acknowledgment of: liability, the existence of damages or the amount of any damages relating to the Disputes or the Lawsuit.

32. Non-Participating Party Procedure: The Settling Parties agree to cooperate to obtain final resolution of Lawsuit (“Global Settlement”) consistent with this Agreement.

33. Non-Transferability. For a period of 2 years from July 1, 2020, no license transferred to a Settling Plaintiff herein may be transferred to any entity without prior written approval of the party giving up the designated license in this Agreement. This prohibition on transfers shall not apply to good faith corporate mergers, buyouts and/or acquisitions, which shall not be utilized for purposes of circumventing this paragraph. For this same period of time, LivFree and MM or related entities will not obtain ownership of any GreenMart licenses transferred herein. This nontransferability provision shall not be circumvented by, including but not limited to, any consulting, management or licensing/IP agreement, or by other means. Specifically excepted from this prohibition is a transfer from a Settling Party to an additional plaintiff in the Lawsuit (“a Nonsettling Plaintiff”) provided that any such transfer is only utilized towards a global or more inclusive resolution of the Lawsuit (e.g., a transfer of a rural license from an ETW Plaintiff to a Non-settling plaintiffs such as Rural Remedies if Rural Remedies and NWC give complete releases approved by the State), subject to the consent of the Settling Defendant who transferred the license pursuant to this Agreement , which shall not be unreasonably withheld.

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34. Cooperation & Non-Interference. The parties agree that they will not use or refer to the Lawsuit as part of any interactions with or lobbying efforts to any governmental agency to prevent any other party from obtaining local government approval and/or from obtaining an approval at final inspection for the licenses retained by any party or assigned to any party, including but limited to a party seeking an extension or trying to secure additional time to obtain and SUP from a local jurisdiction.

Despite the assignment of rural county licenses to certain Settling Parties, all parties hereto expressly reserve their right to vigorously oppose any legislative action regarding the relocation of such licenses to different jurisdictions. MM, LivFree, Qualcan, Thrive, and others have expressly informed the Settling Parties that they are vehemently opposed to any such transfer. In the event of such transfer, MM, LivFree, Qualcan, Thrive and others expressly reserve their rights to file a declaratory relief action to prevent such relocation and/or seek other appropriate legal remedies.

35. Location of Adult-Use Establishments. The Parties agree that the physical address of any adult-use cannabis establishment utilizing any of the conditional licenses transferred pursuant to Paragraph 1 of this Agreement may not be within 1,500 feet of any adult-use cannabis establishment that existed as of the Effective Date of this Agreement. Nothing in this paragraph applies to any other licenses held by any parties or any entity that already has a special use permit.

GENERAL PROVISIONS

36. No Wrongdoing. The Parties acknowledge that this Agreement is entered into solely for the purpose of compromising disputed claims and avoiding the time and expense of litigation. It is expressly understood and agreed that this Agreement represents the settlement of disputed claims and nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of any Party hereto.

37. Enforcement. In the event of the breach of this Agreement by any party, the remedies of the non-breaching parties shall be limited to enforcement of this Agreement for breach of this Agreement.

38. Mediation. If any of the Parties breaches or terminates this Agreement but one of the other Parties disputes the basis for that breach or termination, the Parties agree that in the first instance, they shall attempt to resolve such dispute through mediation with the Honorable Jennifer Togliatti (Retired) at Advanced Resolution Management (“ARM”) (or, if she is not available, a mediator agreed upon by the Parties).

This Agreement to mediate all disputes applies even if some person or entity claims that this Agreement is void, voidable or unenforceable for any reason.

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39. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors and assigns. With this Agreement requiring approval of the Nevada Tax Commission, the binding effect of this Agreement specifically includes the CCB as successor to the DOT in its capacity as regulator of the marijuana program in the State of Nevada. Except as specifically provided in prior paragraphs of this Agreement, this Agreement is not intended to create, and shall not create, any rights in any person who is not a party to this Agreement.

40. Entire Agreement. This Agreement contains the entire agreement between the parties and may not be changed or terminated orally but only by a written instrument executed by the parties after the date of this Agreement.

41. Construction. The terms and conditions of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party. The parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their attorneys and that any rule or construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, including its exhibits or any amendments.

42. Partial Invalidity. Except with respect to Paragraph 7, if any term of this Agreement or the application of any term of this Agreement should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all of its applications, not held invalid, void or unenforceable, shall continue in full force and effect and shall not be affected, impaired or invalidated in any way.

43. Attorneys’ Fees. In any action or proceeding to enforce the terms of this Agreement or to redress any violation of this Agreement, the prevailing party shall be entitled to recover as damages its attorneys’ fees and costs incurred, including but not limited to mediation fees, whether or not the action is reduced to judgment. For the purposes of this provision, the “prevailing party” shall be that party who has been successful with regard to the main issue, even if that party did not prevail on all the issues.

44. Governing Law and Forum. The laws of the State of Nevada applicable to contracts made or to be wholly performed there (without giving effect to choice of law or conflict of law principles) shall govern the validity, construction, performance and effect of this Agreement. Any lawsuit to interpret or enforce the terms of this Agreement shall be brought in a court of competent jurisdiction in Clark County, Nevada. The Parties acknowledge the matters involved in the Lawsuit and this Agreement may involve conduct and concepts in violation of Federal law regardless of compliance with applicable State law. The Parties expressly waive the defense of illegality under the Federal Controlled Substances Act.

45. Necessary Action. Each of the Settling Parties shall do any act or thing and execute any or all documents or instruments necessary or proper to effectuate the provisions and intent of this Agreement.

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46. Counterparts. This Agreement may be executed in any number of counterparts, each of which when duly executed and delivered shall be an original, but all such counterparts shall constitute one and the same agreement. Any signature page of this Agreement may be detached from any counterpart without impairing the legal effect of any signatures, and may be attached to another counterpart, identical in form, but having attached to it one or more additional signature pages. This Agreement may be executed by signatures provided by electronic facsimile transmission (also known as “Fax” copies), or by electronic signature, which signatures shall be as binding and effective as original signatures.

47. Notices. Any and all notices and demands by or from any party required or desired to be given under this Agreement shall be in writing and shall be validly given or made if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand is served by registered or certified mail in the manner provided, service shall be conclusively deemed given upon receipt or attempted delivery, whichever is sooner.

48. Miscellaneous. The headers or captions appearing at the commencement of the paragraph of this Agreement are descriptive only and for convenience in reference to this Agreement and shall not define, limit or describe the scope or intent of this Agreement, nor in any way affect this Agreement.

Masculine or feminine pronouns shall be substituted for the neuter form and vice versa and the plural shall be substituted for the singular form and vice versa in any place or places in this Agreement in which the context requires such substitution or substitutions, and references to “or” are used in the inclusive sense of “and/or”.

[Signatures on following pages]

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7/27/2020

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LIVFREE WELLNESS, LLC		MM DEVELOPMENT COMPANY, INC.

By:	/s/ Will Kemp	By:	/s/ Leighton Koehler

Print Name:	Will Kemp	Print Name:	Leighton Koehler

Title:	Attorney-in-Fact	Title:	General Counsel

ETW MANAGEMENT GROUP LLC		GLOBAL HARMONY LLC

By:	/s/ Adam K. Bult	By:	/s/ Adam K. Bult

Print Name:	Adam K. Bult	Print Name:	Adam K. Bult

Title:	Attorney	Title:	Attorney

ZION GARDENS LLC		JUST QUALITY, LLC

By:	/s/ Adam K. Bult	By:	/s/ Adam K. Bult

Print Name:	Adam K. Bult	Print Name:	Adam K. Bult

Title:	Attorney	Title:	Attorney

LIBRA WELLNESS CENTER, LLC		ROMBOUGH REAL ESTATE, INC.

By:	/s/ Adam K. Bult	By:	/s/ Adam K. Bult

Print Name:	Adam K. Bult	Print Name:	Adam K. Bult

Title:	Attorney	Title:	Attorney

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7/28/2020

NEVADA WELLNESS CENTER, LLC		QUALCAN, LLC

By:	/s/ Theodore Parker III	By:	/s/ Peter S. Christensen

Print Name:	Theodore Parker III	Print Name:	Peter S. Christensen

Title:	Attorney	Title:	Attorney

LONE MOUNTAIN PARTNERS, LLC			NEVADA ORGANIC REMEDIES, LLC

By:	/s/ George Archos	By:	/s/ Raymond C. Whitaker III

Print Name:	George Archos	Print Name:	Raymond C. Whitaker III

Title:	Manager	Title:	Authorized Person

GREENMART OF NEVADA NLV, LLC			HELPING HANDS WELLNESS CENTER, INC.

By:	/s/ Elizabeth Stavola	By:

Print Name:	Elizabeth Stavola	Print Name:

Title:	Manager	Title:

CPCM Holdings, LLC, CHEYENNE MEDICAL, LLC, and COMMERCE PARK MEDICAL, LLC

By:

Print Name:

Title:

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7/27/2020

NEVADA WELLNESS CENTER, LLC By: ____________________ Print Name: ____________________ Title: ____________________	QUALCAN, LLC By: ____________________ Print Name: ____________________ Title: ____________________
LONE MOUNTAIN PARTNERS, LLC By: ____________________ Print Name: ____________________ Title: ____________________	NEVADA ORGANIC REMEDIES, LLC By: ____________________ Print Name: ____________________ Title: ____________________
GREENMART OF NEVADA NLV, LLC By: ____________________ Print Name: ____________________ Title: ____________________	HELPING HANDS WELLNESS CENTER, INC. By: [signature] Print Name: Kearis Terteryan Title: President
	CPCM Holdings, LLC, CHEYENNE MEDICAL, LLC, and COMMERCE PARK MEDICAL, LLC By: ____________________ Print Name: ____________________ Title: ____________________

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7/28/2020

NEVADA WELLNESS CENTER, LLC By: ______________________ Print Name: ______________________ Title: ______________________	QUALCAN, LLC By: ______________________ Print Name: ______________________ Title: ______________________
LONE MOUNTAIN PARTNERS, LLC By: ______________________ Print Name: ______________________ Title: ______________________	NEVADA ORGANIC REMEDIES, LLC By: ______________________ Print Name: ______________________ Title: ______________________
GREENMART OF NEVADA NLV, LLC By: ______________________ Print Name: ______________________ Title: ______________________	HELPING HANDS WELLNESS CENTER, INC. By: ______________________ Print Name: ______________________ Title: ______________________
	CPCM Holdings, LLC, CHEYENNE MEDICAL, LLC, and COMMERCE PARK MEDICAL, LLC By: ______________________ Print Name: ______________________ Title: ______________________

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7/28/2020

STATE OF NEVADA, DEPARTMENT OF TAXATION By: Melanie Young Print Name: Melanie Young Title: Executive Director	

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Exhibit A

PAGE INTENTIONALLY LEFT BLANK

Exhibit A contains confidential lease terms for

Helping Hands/LivFree Unincorporated Clark County Location*

* Confidential terms will be disclosed to Cannabis Compliance Board to the extent the CCB requires.

Exhibit B

Mutual Release

This Mutual Release (the “Release”) is entered into as ________ __, 2020 (the “Effective Date”), among LivFree Wellness, LLC, a Nevada limited liability company (“LivFree”), MM Development Company, Inc., a Nevada corporation, (“MM”); ETW Management Group LLC, Global Harmony LLC, Just Quality, LLC, Libra Wellness Center, LLC, Rombough Real Estate, Inc., and Zion Gardens LLC, (collectively the “ETW Plaintiffs”); Nevada Wellness Center, LLC, a Nevada limited liability company (“NWC”); Qualcan, LLC, a Nevada limited liability company (“Qualcan”) (collectively, “Settling Plaintiffs” or individually, a “Settling Plaintiff”); Lone Mountain Partners, LLC, a Nevada limited liability company (“Lone Mountain”); Nevada Organic Remedies, LLC, a Nevada limited liability company (“NOR”); Greenmart of Nevada NLV, LLC, a Nevada limited liability company (“GreenMart”); Helping Hands Wellness Center, Inc., a Nevada corporation (“Helping Hands”); CPCM Holdings, LLC, a Nevada limited liability company, Cheyenne Medical, LLC, a Nevada limited liability company, and Commerce Park Medical, LLC, a Nevada limited liability company (collectively “Thrive”); and the State of Nevada, Department of Taxation (“DOT”) (collectively “Settling Defendants” or individually, a “Settling Defendant”).

WHEREAS, the Settling Plaintiffs and the Settling Defendants (each individually, a “Party” and collectively, the “Parties”) entered that certain Settlement Agreement entered into as of July __, 2020 (the “Settlement Agreement”); and

WHEREAS, the Parties desire to execute this Release in accordance with the terms and conditions of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Company and Vendor hereby agree as follows:

1.	Except for such rights, claims or obligations as may be created by the Settlement Agreement, LivFree, MM, ETW Plaintiffs, NWC, and Qualcan, forever, fully and unconditionally release and discharge:

Lone Mountain, NOR, Greenmart, Helping Hands, Thrive and the DOT, their past, present, and future subsidiaries, parents, affiliates, partners, joint venturers, heirs, successors, assigns, contractors, subcontractors, officers, directors, shareholders, members, managers, employees, accountants, agents, representatives, attorneys, insurers, successors and assigns (in their individual and representative capacities), from any and all claims, demands, losses, damages, actions, causes of action, suits, debts, promises, liabilities, obligations, liens, costs, expenses, attorneys’ fees, indemnities, subrogations (contractual or equitable) or duties, of any nature, character or description whatsoever, whether known or unknown, at law or in equity, fixed or contingent, accrued or not yet accrued, matured or not yet matured, anticipated or unanticipated, asserted or unasserted, arising out of or related to, directly or indirectly, the Lawsuit and the Disputes, as defined in the corresponding Settlement Agreement.

2.	Except for such rights, claims or obligations as may be created by the Settlement Agreement, Lone Mountain, NOR, Greenmart, Helping Hands, Thrive and the DOT, forever, fully and unconditionally releases and discharges:

LivFree, MM, ETW Plaintiffs, NWC, and Qualcan, their past, present, and future subsidiaries, parents, affiliates, partners, joint venturers, heirs, successors, assigns, contractors, subcontractors, officers, directors, shareholders, members, managers, employees, accountants, agents, representatives, attorneys, insurers, successors and assigns (in their individual and representative capacities), from any and all claims, demands, losses, damages, actions, causes of action, suits, debts, promises, liabilities, obligations, liens, costs, expenses, attorneys’ fees, indemnities, subrogations (contractual or equitable) or duties, of any nature, character or description whatsoever, whether known or unknown, at law or in equity, fixed or contingent, accrued or not yet accrued, matured or not yet matured, anticipated or unanticipated, asserted or unasserted, arising out of or related to, directly or indirectly, the Lawsuit and the Disputes, as defined in the corresponding Settlement Agreement.

3.	Each Party jointly and severally acknowledges that they may later discover material facts in addition to, or different from, those which they now know, suspect or believe to be true with respect to the Disputes, the Lawsuit or the negotiation, execution or performance of this Agreement. Each party further acknowledges that there may be future events, circumstances or occurrences materially different from those they know or believe likely to occur. It is the intention of the parties to fully, finally and forever settle and release all claims and differences relating to the Disputes or the Lawsuit. The releases provided in this Agreement shall remain in full force and effect notwithstanding the discovery or existence of any such additional or different facts or occurrence of any such future events, circumstances or conditions.

4.	Each Party affirms that it has not filed with any governmental agency or court any type of action or report against any of the other Party other than the Lawsuit, and currently knows of no existing act or omission by any other Party that may constitute a claim or liability excluded from the releases set forth herein.

5.	Effect of Release. In the event of any inconsistencies between this Release and the Settlement Agreement, the terms of this Release shall govern and control. Except as provided for herein, all other terms and conditions of the Settlement Agreement shall remain unchanged and the parties hereby reaffirm the terms and conditions of the Settlement Agreement. This Release may only be varied by a document, in writing, of even or subsequent date hereof, executed by the parties hereto.

6.	Counterparts. This Release may be executed in any number of counterparts, whether by original, copy, email or telecopy signature, each of which, when executed and delivered, will be deemed an original, but all of which together will constitute one binding agreement and instrument

7.	Paragraphs 35 through 47 of the Settlement Agreement are hereby incorporated as if fully set forth herein and govern the interpretation of this Release.

[Signature Page Follows]

LIVFREE WELLNESS, LLC	MM DEVELOPMENT COMPANY, INC.

By:	By:

Print Name:	Print Name:

Title:	Title:

ETW MANAGEMENT GROUP LLC	GLOBAL HARMONY LLC

By:	By:

Print Name:	Print Name:

Title:	Title:

ZION GARDENS LLC	JUST QUALITY, LLC

By:	By:

Print Name:	Print Name:

Title:	Title:

LIBRA WELLNESS CENTER, LLC	ROMBOUGH REAL ESTATE, INC.

By:	By:

Print Name:	Print Name:

Title:	Title:

NEVADA WELLNESS CENTER, LLC	QUALCAN, LLC

By:	By:

Print Name:	Print Name:

Title:	Title:

LONE MOUNTAIN PARTNERS, LLC	NEVADA ORGANIC REMEDIES, LLC

By:	By:

Print Name:	Print Name:

Title:	Title:

GREENMART OF NEVADA NLV, LLC	HELPING HANDS WELLNESS CENTER, INC.

By:	By:

Print Name:	Print Name:

Title:	Title:

CPCM Holdings, LLC, CHEYENNE MEDICAL, LLC, and COMMERCE PARK MEDICAL, LLC

By:

Print Name:

Title:

STATE OF NEVADA, DEPARTMENT OF TAXATION

By:

Print Name:

Title: